SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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CROWN EQUITY HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
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CROWN EQUITY HOLDINGS, INC.
5440 WEST SAHARA SUITE 205
LAS VEGAS, NEVADA 89146

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholders:

This Information Statement is furnished by the Board of Directors (the “Board”) of Crown Equity Holdings, Inc. (the “Company”) to inform shareholders of the Company of certain actions adopted by the Board and approved by shareholders holding a majority in interest of the voting power of the Company.  This Information Statement will be mailed on approximately February  __, 2010 to shareholders of record of the Company’s Common Stock as of December 31, 2009 (“Record Date”).   Specifically, this Information Statement relates to the Amendment and Restatement of the Company’s Articles of Incorporation.

 The Company plans to amend and restate its Articles of Incorporation to provide for a decrease in the authorized shares as well as authorizing the creation of a class of preferred stock, par value $.001.  The Board of Directors adopted a proposal to file an Amended and Restated Certificate of Incorporation in which certain existing provisions would be amended, certain existing provisions would be retained, and certain new provisions would be added so as to amend the Certificate of Incorporation of the Company to:
(a)           change the authorized capital stock by decreasing the number of authorized shares of Common Stock and authorizing a class of Preferred Stock, par value $.001;
(b)           add provisions governing the Board of Directors;
(c)           add a provision limiting the liability of directors;
(d)           permitting the votes of interested directors to be counted in certain transactions;
(e)           add a provision for the indemnification of officers and directors; and
(f)           add a provision permitting the Board of Directors to approve future stock splits without a vote of the stockholders without affecting the authorized capital stock.

In addition to the foregoing additive amendments, the Restated Articles would delete certain provisions which are not required in Restated Articles or which are simply declaratory of authority provided in the Nevada Private Corporation Act.

The filing of the Amended and Restated Certificate of Incorporation with the Nevada Secretary of State, which will implement the foregoing amendments, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement.  This Information Statement will be sent on or about February __, 2010 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.

This Information Statement is being furnished to you to inform you of the actions taken as required by rules and regulations of the Securities and Exchange Commission, and, in addition, to satisfy any requirements of notice under the Nevada Corporation Law.  You are urged to read this Information Statement in its entirety for a description of the actions taken by the Board of Directors and approved by the majority shareholders of the Company.

Yours truly,

/s/ Kenneth Bosket
Chairman of the Board

This Information Statement is to inform you of the actions taken by the Board of Directors of the Company and approved by the majority shareholder of the Company, on November 5, 2009 and to discuss the purposes and reasons for such actions.

PURPOSES OF
 AMENDMENTS OF CERTIFICATE OF INCORPORATION

The Company was organized on August 31, 1995.  Since then, the Company has had several changes in its name and in its business, and with those changes, there have been various amendments to the Articles of Incorporation.  As a result, the Articles of Incorporation as amended must be pieced together from a number of documents containing the prior amendments.  At the same time, the Nevada Private Corporation Act has been amended and certain provisions are either no longer required or are not required in restated Articles.  Also, the Company has determined that the cost of maintaining the presently authorized capital of the Company is not warranted.  The Company also wishes to provide for a class of preferred stock for future acquisitions, debt financing and other business purposes.

 In summary, the purpose of filing the Amended and Restated Certificate of Incorporation as discussed below in more detail is to decrease the number of shares of common stock presently authorized as well as authorizing a class of preferred stock.  At the present time, the Company is   engaged in the business of providing financial public relations services as well as distributing press releases and other news through its websites.

The filing of a Certificate of Amendment with the Nevada Secretary of State, which will effect the foregoing amendment, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement.  This Information Statement will be sent on or about February __, 2010 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.

VOTING SECURITIES

The Record Date of shareholders entitled to receive notice of this corporate action by the Company is the close of business on December 31, 2009.  The amendments to the Certificate of Incorporation and its Restatement require the affirmative vote of a simple majority of the issued and outstanding voting stock.  On such date, the Company had issued and outstanding 72,880,632 shares of its Common Stock.  Accordingly, on the Record Date, there were a total of 72,880,632 votes, and the Company has received a majority of such votes (44,079,410) votes, or 60.5%) approving the Amendments and the Restatement.  Pursuant to Nevada law, there are no dissenter’s or appraisal rights relating to the actions taken.

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting  from the amendment to the Certificate of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests.

STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group.  Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

	Number of Shares	Percentage
Name & Address	as of 12/31/09	as of 12/31/09*

Crown Marketing Corp.	44,079,410	60.48%
9663 St Claude Avenue
Las Vegas NV 89148

Steven Onoue (1)	100,000	0.14%
5440 West Sahara Suite 205
Las Vegas NV 89146

Montse Zaman (1)	1,082,000	1.48%
5440 West Sahara Suite 205
Las Vegas NV 89146

Kenneth Bosket (1)	510,002	0.70%
5440 West Sahara Suite 205
Las Vegas NV 89146

Arnulfo Saucedo-Bardan (1)	770,000	1.06%
5440 West Sahara Suite 205
Las Vegas NV 89146

Lowell Holden (1)	156,000	0.21%
5440 West Sahara Suite 205
Las Vegas NV 89146

Officers & directors as a
Group (5 persons)	2,618,002	3.59%

(1)   Denotes officer and/or director.
*  The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who resides in the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within sixty (60) days through the exercise of options or otherwise.  Beneficial ownership may be disclaimed as to certain of the securities.  This table has been prepared based on 72,880,632 shares of Common Stock outstanding as of December 21, 2009.

MANAGEMENT/EXECUTIVE OFFICERS

The Directors and Executive officers of the Company are identified in the table below.  Each Director serves for a one-year term or until a successor is elected and has qualified. Currently, our Directors are not compensated for their services.

Name	Age	Position
Arnulfo Saucedo-Barden	37	Chairman of the Board
Kenneth Bosket	56	CEO/Director
Montse Zaman	34	CFO/Secretary, Director
Steven Onoue	50	Director
Lowell Holden	67	CFO/Director

Family Relationships. There are no family relationships between any of the officers and directors except that Mr. Saucedo-Bardan and Mrs. Zaman are brother and sister.

Business Experience. The following is a brief account of the business experience during at the least the last five years of the directors and executive officers, indicating their principal occupations and employment during that period, and the names and principal businesses of the organizations in which such occupations and employment were carried out.

KENNETH BOSKET. Kenneth Bosket is a director of the Company.  Mr. Bosket has been CEO of the Company since June, 2008. Mr. Bosket retired in 2004 after 30 years with Sprint (Telecommunication Division). Mr. Bosket is co-founder of JaHMa, a music company in Las Vegas, Nevada and a former Board Member and President of Bridge Counseling Associates, a mental health and substance abuse service company. His experience includes implementing appropriate procedures for positioning his organization's goals with successful teaming relationships, marketing and over 30 years of extensive customer service, as well as managing various departments, and being a western division facilitator working directly for a President of Sprint. Mr. Bosket has received numerous awards, such as the Pinnacle Award for his exceptional service with his former employer combined with his community service involvements. Mr. Bosket earned a Masters of Business Administration from the University of Phoenix and a Bachelor's of Business Administration from National University.

STEVEN ONOUE. Mr. Onoue is a director of the Company.  From 2000 until August, 2009, Mr. Onoue was an officer and director of Crown Partners, Inc., the former majority shareholder of the Company.  As part of his duties with Crown Partners, Mr. Onoue was formerly as vice president and manager of Sanitec™ Services of Hawaii, Inc., a wholly-owned subsidiary of Crown Partners, Inc. engaged in medical waste treatment and disposal, from 2000 until May, 2005.  Prior to that, Mr. Onoue was the president of Cathay Atlantic Trading Company in Honolulu, Hawaii which traded in hard commodities and acted as consultant to many construction and renovation projects. Mr. Onoue acts as a community liaison and legislative analyst to Rep. Suzuki of the State of Hawaii. Mr. Onoue has been a registered securities professional as well as a being involved in real estate in Hawaii for more than 15 years.

ARNULFO SAUCEDO-BARDAN. Mr. Saucedo-Bardan is a businessman and developer and has been self-employed for more than five years. Mr. Saucedo-Bardan is the brother of Montse Zaman.  ”

MONTSE ZAMAN.  Montse Zaman is the secretary and treasurer for the Company. She worked for Zaman & Company, a private business consulting firm, as an administrative assistant from 2003 until the end of 2008. She has an extensive background in journalism and has a degree in Communications from Instituto Superior De Ciencia Y Technologia A.C. in Mexico.

LOWELL HOLDEN.  Lowell Holden is CFO and Chief Accounting Officer of the Company as well as a director.  Since 2001, Mr. Holden has owned and operating his own consulting firm, LS Enterprises, Inc., which provides accounting and other services to businesses.  Mr. Holden has a broad range of business experience including managing, securing financing, structuring of transactions, and is experienced and knowledgeable in managing relationships with customers, financing institutions and stockholders. Mr. Holden also has a background in assisting companies in fulfilling their financial auditing and SEC reporting requirements. Mr. Lowell Holden has a Bachelor's of Science degree from Iowa State University.

COMPENSATION OF MANAGEMENT

During the year ended December 31, 2008, the only director and/or officer who received compensation from the Company was Montse Zaman who during 2008 received $31,300 directly and an additional $6,000 paid to the Montse Zaman Irrevocable Trust, for a total of $37,500.  Through September 30, 2009, the Company has paid $13,250 in cash to Mr. Bosket and issued him a total of 332,500 shares of the Company’s common stock valued at $33,250.  Mrs. Zaman has received $4,650 in cash and 1,080,000 shares of common stock, valued at $108,000, through September 30, 2009.  Mr. Saucedo-Bardan has received $15,350 in cash and 569,000 shares of common stock valued at $56,900 through September 30, 2009.

Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors.

The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.
The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer.

During 2008, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

The Company has no written employment agreements.

Termination of Employment and Change of Control Arrangement. Except as noted herein, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual names above from the latest or next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with the Company, or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Compensation Pursuant to Plans. Other than disclosed above, the Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in this item.

AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION

The following are the changes to the Articles of Incorporation which were recommended by the Company’s Board of Directors and approved by the shareholder having a majority in interest of the voting power, together with the reasons for such changes:

1.   The authorized capital structure is being changed.  The proposed amendment will provide for 490,000,000 shares of Common Stock and 10,000,000 shares of undesignated preferred stock.  At present, the Company is authorized to issue 5,000,000,000 shares of common stock having a par value of $.001 per share and no preferred stock.  This is being changed to authorize the Company to issue 10,000,000 shares of preferred stock having a par value of $.001 per share and 490,000,000 shares of common stock also having a par value of $.001 per share.

The number of common shares authorized is being reduced because the Company believes that it is unnecessary at the present time to have as many shares of common stock authorized as the Company presently does and it will substantially reduce the Company's annual fees with the State of Nevada by reducing the number of authorized common shares.

The Company is authorizing a class of preferred stock which the Company may utilize in the future for the acquisition of assets, to acquire interests in other companies, to raise capital or for debt financing, although the Company does not have any present plans or intention for authorizing or issuing any class of preferred stock.  Preferred Stock might also be used to raise capital for the Company in the future.  A future investor may desire certain terms and conditions for the capital to be invested which can best be met through the authorization and issuance of shares of preferred stock.  These terms and conditions may be superior to those afforded to shareholders of common stock of the Company.  The terms of the preferred shares cannot be stated or estimated because no offering is presently contemplated.  The terms of the preferred shares to be issued, if any, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined by the Board of Directors at the time of issuance.

POTENTIAL ANTI-TAKEOVER EFFECT

     Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the increase in our authorized capital through the creation of a class of preferred stock is not being  undertaken  in response to any effort of which the Board of  Directors is aware to accumulate shares of the Common Stock or obtain control of the Company.  The Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Authorized but unissued shares of common stock and preferred stock would be available for future issuance without our shareholders’ approval.  These additional shares may be utilized for a variety of corporate purposes including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.  The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires at that time.  A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

2.  An Article will be added outlining the Board of Directors.  The current Articles of Incorporation lack any definition of the Board.  The new provision will set the number of directors at no fewer than one (1) and no more than twenty-one (21), to be elected annually, with the proviso that a director will serve until his successor is duly elected and qualified, although such service is for more than a year.  The provision will permit vacancies, including vacancies resulting from an increase in the number of directors, to be filled by the Board.

3.  An Article will be added limiting the liability of directors in accordance with the authorization of the Nevada Corporation Law.  The current Articles do not contain any such limitation.  Such a provision is considered a requirement for the Company to recruit qualified directors, especially in the absence of D&O insurance and given the Company’s lack of substantial assets from which to provide meaningful indemnification.  The Company believes that any potential new directors and potential insurers would prefer to see such a provision explicitly stated in the Articles of Incorporation and so the Company is adding this Article.

4.  An Article will be added permitting the Company to enter into contracts with its directors and with firms in which any of its directors are shareholders, owners, directors, officers, or otherwise interested, provided that such contracts are in the ordinary course of business, with interested directors being permitted to vote on such transactions.  The current Articles do not contain such a provision.  Although such authorization is in the Nevada Corporation Law, it has been felt advisable to add the provision to the Articles of Incorporation in view of the more likely potential for such eventuality arising, given the Company’s new business plan than might otherwise be the case.  Any such contract will still be subject to the Board of Director's review and approval and it must be determined that such a contract is in the best interests of the Company and its shareholders before it will be approved.

5.  An Article will be added adding provisions for indemnification of officers and directors.  The current Articles do not contain any provision for indemnification.  Such a provision is authorized by the Nevada Corporation Law, and it is considered a requirement for the Company to recruit qualified directors, especially in the absence of D&O insurance.

6.  An Article will be added permitting the Board of Directors to authorize and declare stock splits (reverse splits and forward splits) without a shareholder vote without thereby impacting the number of shares of stock authorized.  The current Articles do not contain any such provision, which is permitted by the Nevada Corporation Law.  The Board desires to provide for greater flexibility by permitting the declaration of splits without requiring a vote of the shareholders, which can be time-consuming in what may be a time-sensitive situation.  The Nevada Corporation Law gives the Board such authority, but also provides that in such an event, the split would affect the authorized number of shares, not only the issued and outstanding shares.  This provision will allow the Board to take such action without affecting the authorized number of shares.  At present, the Company has no present plans or intention to authorize or declare a reverse or forward stock split of its common stock or to enter into any going-private transaction.

The Company, if it decides in the future to declare a stock split, does not believe that it is in the vest interest of the Company or its shareholders if the authorized capital of the Company correspondingly is increased or decreased, depending on whether it is a forward or reverse split, respectively, if the Company has not called a meeting of shareholders prior to the implementation of the split but has the written consent in writing of a majority of its shareholders as allowed under Nevada Corporation Law.  Such an increase or decrease in authorized capital in such an instance might constitute a default under future loan or financing agreements as well as interfere with the Company's ability to issue stock.  Although these are not present concerns of the Company, the Company believes it to be in the best interests of the Company and its shareholders to have this provision.

7.  Certain existing Articles will be deleted:
(a) Article 6, providing for non-assessment of stock is not required as the stock is not assessable stock.
(b) Article 8, providing for perpetual existence, is not required as the Nevada Private Corporation Act provides for perpetual existence in the absence of a provision for any other date.
(c) Article 7, providing the names and addresses of the incorporators, is not required in restated Articles.
(d) Article 9, providing that the Board of Directors has the power to adopt and amend,  the corporation’s Bylaws, is not needed as this power is given to the Board by the Nevada Private Corporation Act.

NOTE:  The Amended and Restated Articles of Incorporation as intended to be filed with the Secretary of State of Nevada are attached hereto as an exhibit and made a part hereof.   Reference is hereby made to such exhibit for the specific wording of each of the foregoing provisions.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 5440 West Sahara, Suite 205, Las Vegas, Nevada 89146.

BY ORDER OF THE BOARD OF DIRECTORS
January 15, 2010	/s/ Arnulfo Saucedo-Bardan
Chairman of the Board